EXHIBIT 10. 4

SUPPORT, DEVELOPMENT AND ENHANCEMENT AGREEMENT

AGREEMENT, dated as of January 7, 1999 (the “Effective Date”), by and between ARCHIPELAGO HOLDINGS, L.L.C., a Delaware limited liability company with its principal offices located at 100 South Wacker Drive, Suite 2060, Chicago, IL 60606, and TOWNSEND ANALYTICS, LTD., an Illinois corporation with its principal offices located at 100 South Wacker Drive, Suite 2040, Chicago, Illinois 60606 (“TAL”).

WITNESSETH:

WHEREAS, Archipelago Holdings, L.L.C., through its Affiliates, will operate an electronic communications network (“ECN”) as contemplated by the Limited Liability Company Agreement of Archipelago Holdings, L.L.C.;

WHEREAS, TAL has developed certain software for operating an ECN and has licensed the Software to Archipelago;

WHEREAS, TAL is willing to provide certain services for such software, and if necessary train employees of Archipelago to do so, and Archipelago is willing to accept such services, pursuant to the terms and subject to the conditions set forth below;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, Archipelago Holdings, L.L.C. and TAL hereby agree and contract with one another as follows:

ARTICLE I

DEFINITIONS

1.1                                 DEFINITIONS. For the purpose of this Support Agreement, the following terms shall have the following meanings:

“Affiliate” shall mean with respect to any Person (i) any other Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with such Person, (ii) any other Person owning or controlling 25% or more of the outstanding voting securities of or other ownership interests in such Person or (iii) any officer, director, manager or partner of such Person.

“Archipelago” means Archipelago Holdings, L.L.C., a Delaware limited liability company that is the signatory to this Support Agreement and all Affiliates of Archipelago Holdings, L.L.C. existing as of the Effective Date or any entity that shall in the future become an Affiliate of Archipelago Holdings, L.L.C.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in Chicago, Illinois are authorized or obligated by law, regulation or executive order to be closed.

“Development” means any fix, update, upgrade, development, improvement or modification of the Software, including new versions and new releases, resulting from a request from Archipelago pursuant to this Support Agreement.

“Development Team” means the then-current TAL employees who from time to time produce Enhancements or Developments and maintain and support the Software pursuant to the terms herein.

“Documentation” means all written or electronically recorded materials prepared by or on behalf of TAL relating to the Software, including all Functional Specifications and Technical Specifications.

“Enhancements” means fixes, updates, upgrades, developments, improvements or modifications of the Software, including new versions and new releases, or any part thereof, developed by TAL or it Affiliates independently of any request by Archipelago for a Development under this Support Agreement or otherwise acquired by TAL or its Affiliates during the term of this Support Agreement.

“Functional Specifications” means the operational capabilities of the Software and the Enhancements thereto.

“Governmental Body” means any supranational body or organization, country or government (federal, state, local or foreign), any governmental or regulatory body thereof, any political subdivision thereof, any agency, instrumentality or authority thereof, any self-regulatory organization the rules and regulations of which are enforceable by law(including any such securities, futures or commodity exchange), or any court of competent jurisdiction.

“License Agreement” means the license agreement dated as of the Effective Date between Archipelago and TAL for use of the Software.

“Software” shall have the meaning ascribed to it in the License Agreement.

“Source Code” means the form of code for the Software, which is human readable and which can be translated by a compiler for execution on Archipelago’s computer.

“Support Agreement” means this Support, Development and Enhancement Agreement.

“Technical Specifications” means the technical specifications developed, licensed or acquired by or on behalf of TAL or its Affiliates for or in connection with the Software.

“Termination Date” means the date which is the earlier to occur of the dates for termination set forth in Article IX.

ARTICLE II

SUPPORT AND MAINTENANCE

2.1                                 SUPPORT. Between the hours of 7:30 AM and 4:30 PM CST on Business Days, TAL shall provide to Archipelago maintenance and support services for the Software. TAL will cause at least one (1) employee to be available to maintain a log of and respond to inquiries concerning the Software during those hours. TAL will perform all maintenance and support services, including the correction of problems noted by Archipelago, on a “best efforts” basis. TAL will attempt to resolve either the problem or provide a plan for resolution of problems for critical problems, as reasonably described by Archipelago, within twenty-four (24) hours during a business week, and for noncritical problems within seven (7) Business Days.

2.2                                 ENHANCEMENTS TO THE SOFTWARE. TAL agrees to provide, or offer to provide, to Archipelago, any and all Enhancements to the Software prior to the Termination Date. All Enhancements completed prior to the Termination Date shall be considered Software under the License Agreement, and Archipelago shall have the rights to such Software specified in the License Agreement.

ARTICLE III

DEVELOPMENTS

3.1                                 DEVELOPMENTS. Upon Archipelago’s reasonable request, TAL agrees to use its reasonable best efforts to create Developments to the Software according to an agreed-upon Development Schedule. Any Development that is not substantially complete at (x) in the case this Support Agreement is terminated other than pursuant to Section 9.4(a), the Termination Date or (y) in the case this Support Agreement is terminated pursuant to Section 9.4(g), the date for termination provided in TAL’s notice to Archipelago pursuant to Section 9.4(a), shall be delivered to Archipelago in its work-in-progress form on or promptly following the Termination Date. Any such incomplete Development delivered to Archipelago in its work-in-progress form shall be the property of TAL in accordance with Section 4.1 unless Archipelago and TAL shall have otherwise agreed with respect to such Development.

3.2                                 Development Schedule. Following receipt of a request for an Development, TAL shall promptly provide Archipelago with a Development Schedule. If Archipelago approves of the Development Schedule, TAL shall use its reasonable best efforts to develop the Development pursuant to the Development Schedule.

3.3                                 Acceptance of Developments and Enhancements. Unless Archipelago notifies TAL in writing within sixty (60) days of its receipt of any Development or Enhancement that there are deficiencies in, or that further work is required with respect to, such Development or Enhancement, such Development or Enhancement shall be deemed to have been accepted by Archipelago and shall be installed without liability to either party. If Archipelago accepts such Development or Enhancement, it shall upgrade its installation of Software within a reasonable period of time.

ARTICLE IV

OWNERSHIP

4.1                                 SOFTWARE DEVELOPED BY PARTIES. Any modification or enhancement of, or derivative work relating to, the Software developed by Archipelago or any third party consultants hired by Archipelago, will be the property of Archipelago. Any Enhancements developed or acquired by TAL will be property of TAL and shall be considered Software under the License Agreement, and Archipelago shall have the rights to such Software specified in the License Agreement. Unless otherwise agreed to at the time of a request for a Development or thereafter, any Development (including incomplete Developments delivered to Archipelago pursuant to Section 3.2) shall be the property of TAL and shall be considered Software under the License Agreement, and Archipelago shall have rights to such Software as specified in the License Agreement.

ARTICLE V

PAYMENT FOR SUPPORT, MAINTENANCE AND DEVELOPMENT

5.1                                 TERMS OF PAYMENT. In consideration of the services to be provided to Archipelago by TAL pursuant to this Support Agreement, Archipelago will pay to TAL a fee of $83,333 for each month during the term of this Support Agreement, with the first payment being made on the date of this Support Agreement and each subsequent payment being made on or before the tenth (10th) day of each subsequent month (a “Payment Date”). In the event of any early termination of this Support Agreement by mutual agreement of the parties or pursuant to Article IX hereof on a date that is not the last day of a month, TAL shall return to Archipelago a pro rata portion of the fee paid with respect to the final month of this Support Agreement, based on the number of days during such month in which this Support Agreement remains in effect and the actual number of days in such month.

5.2                                 REVIEW OF TERMS. Six (6) months from the Effective Date , and thereafter upon sixty (60) days notice from either party, representatives of both TAL and Archipelago shall meet to review the terms of this Support Agreement. Specifically, the parties shall discuss whether the fee paid hereunder is reasonable, or whether the basis for the fee should be restructured to reflect ECN transactions and whether TAL’s response to Archipelago’s Development requests have been adequate. Upon mutual agreement the parties may amend the Support Agreement. In the event that the parties are unable to mutually agree upon any such terms, either party may terminate this Support Agreement pursuant to the terms of Section 9.3 or 9.4, as appropriate.

ARTICLE VI

TRAINING

6.1                                 INSTALLATION AND OPERATION OF SOFTWARE. As reasonably requested by Archipelago from time to time, TAL shall train persons designated by Archipelago in the installation and operation of the Software. Training shall occur at TAL’s principal office location, or at any other location reasonably requested by Archipelago. Archipelago shall reimburse TAL for reasonable out-of-pocket expenses for travel required for such training.

6.2                                 USE OF SOURCE CODE. TAL shall, if requested by Archipelago, provide personnel from the Development Team, or other TAL employees assigned to assist the Development Team, to train persons designated by Archipelago in the use of the Source Code, provided that any such training in the use of the Source Code shall not exceed four (4) months in length unless mutually agreed by Archipelago and TAL. Training shall occur at TAL’s principal office location, or at any other location reasonably requested by Archipelago. If training is at any other location, Archipelago shall reimburse TAL for reasonable out-of-pocket expenses for travel and living required for such training. The training period shall begin as soon as reasonably possible after request by Archipelago and shall last as long as reasonably requested by Archipelago and for so long as this Support Agreement is in effect and Archipelago continues to pay the fees required under this Support Agreement.

ARTICLE VII

TAL PERSONNEL

7.1                                 DEVELOPMENT TEAM.

(a)                                  TAL shall periodically identify certain employees as part of the Development Team and shall cause these employees to dedicate substantial efforts to provide the services described in Sections 2.2 and 3.1 above, and to the training described in Article VI above, if necessary. TAL shall use its reasonable best efforts to ensure that the Development Team and any other TAL employees assigned to assist the Development Team has the knowledge and skills necessary to perform services required herein. Furthermore, TAL shall cause Stuart Townsend, President of Townsend Analytics, for so long as he continues to be employed by TAL or an Affiliate of TAL, to supervise the Development Team. This Section 7.1 does not restrict TAL’s ability to assign other employees who are not members of the Development Team to assist in the services provided pursuant to this Support Agreement.

(b)                                 TAL shall use its reasonable best efforts to ensure the continuity and professional quality of its employees that are assigned to perform services under this Support Agreement. In the event TAL reassigns any of its employees assigned to perform such services under this Support Agreement, TAL will use its reasonable best efforts to provide a suitable replacement. TAL shall give Archipelago prompt notice of such reassignment.

7.2                                 ASSIGNMENT. TAL will cause all employees and consultants of TAL who assist TAL in performing its obligations under this Support Agreement to execute assignment agreements in form and substance reasonably satisfactory to Archipelago which acknowledges that TAL has and/or the employee assigns all right, title and interest in and to software developed by such employees or consultants to TAL where appropriate. TAL shall also cause all employees and consultants who assist TAL in the performance of its obligations under this Support Agreement to execute a confidentiality agreement, in form and substance reasonably acceptable to Archipelago.

7.3                                 NON-SOLICITATION.

(a)                                  Archipelago shall not, without TAL’s express written permission, hire prior to the Termination Date and for a period of one year after the Termination Date, either as employees or consultants, any person who is then a TAL employee or TAL consultant or hire any person who was a TAL employee or TAL consultant during one (1) year immediately preceding the date of such proposed hire.

(b)                                 In the event of (i) the sale, transfer, lease, assignment or other disposition by TAL, to or in favor of a Person who is not an Affiliate of TAL’s, of all or more than a de minimis portion of TAL’s businesses or assets relating to TAL’s performance hereunder or the sale of common equity or other equity in TAL that would result in Stuart and/or MarrGwen Townsend not holding a controlling position in TAL, or (ii) TAL’s termination of this Support Agreement pursuant to Section 9.4, the restrictions of Section 7.3(a) shall not apply.

ARTICLE VIII

ITEMS PROVIDED BY ARCHIPELAGO

8.1                                 ARCHIPELAGO’S RESPONSIBILITIES. Archipelago shall arrange for and situate at TAL’s principal office or at such locale as Archipelago reasonably designates, such materials, including data feeds, order feeds, and other equipment and services, which TAL and Archipelago mutually agree are necessary for the purposes of developing and maintaining the Software (“Materials”). Archipelago shall be responsible for payment of exchange fees and other fees related to the data feeds and any services required to utilize the Software. With respect to other materials that are not otherwise provided by Archipelago pursuant to this Section 8.1 and which are necessary for TAL to fulfill its obligations under this Support Agreement, TAL acknowledges and agrees that it shall be responsible for acquiring all such materials.

8.2                                 RETURN OF MATERIALS. Upon the termination of this Support Agreement and pursuant to Archipelago’s specific written request, TAL will promptly return to Archipelago any Materials which are located at TAL’s offices. Archipelago shall bear the reasonable expenses of TAL for of removing and returning any Materials from TAL.

ARTICLE IX

TERM OF AGREEMENT; TERMINATION

9.1                                 TERM OF AGREEMENT. The term of this Support Agreement will commence on the Effective Date and shall remain in effect for five (5) years. The Support Agreement shall renew automatically for successive five (5) year periods, unless terminated earlier by a party in accordance with this Article IX.

9.2                                 TERMINATION BY EITHER PARTY. Either party (in such capacity, the “Terminating Party”; the other party being referred to as the “Other Party”) may terminate this Support Agreement:

(a)                                  if the Other Party shall commit a material breach of this Support Agreement and the resulting breach shall not have been remedied within fifteen (15) days after notice thereof to the Other Party from the Terminating Party (which fifteen (15) day period shall be extended to thirty (30) days if and to the extent that such breach cannot reasonably be remedied during such fifteen (15) day period, and the Other Party demonstrates to the Terminating Party that it is diligently pursuing the remedy of such breach throughout such thirty (30) day period).

(b)                                 (x) if the Other Party shall generally fail to pay its debts in the ordinary course of its business, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors or any proceeding shall be instituted by or against the Other Party seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization under any law relating to bankruptcy and in the case of any proceeding instituted against the Other Party, such proceeding shall not be stayed or dismissed within thirty (30) days from the date of institution thereof or (y) the Other Party shall take any action to authorize any of the actions set forth in clause (x).

9.3                                 TERMINATION BY ARCHIPELAGO. Archipelago may terminate this Support Agreement for any reason upon ninety (90) days’ prior written notice to TAL.

9.4                                 TERMINATION BY TAL.

(a)                                  TAL may terminate this Support Agreement for any reason upon ninety (90) days’ prior written notice to Archipelago, which notice shall not be effective prior to July 7, 1999, subject to clause (b) of this Section 9.4..

(b)                                 In the event of termination pursuant to Section 9.4(a), Archipelago may request that TAL train Archipelago personnel in the use of the Source Code in accordance with the provisions of Article VI. The training period shall commence as soon as practicable after the date of the notice of termination and shall continue until four (4) months thereafter. This Support Agreement shall terminate effective as of the end of such four (4) month period. During any such training, TAL will continue to support and maintain the Software pursuant to Article II. The parties hereto agree that money damages or any other remedy at law would not by itself be sufficient or adequate remedy for any breach or violation of, or a default under, this Section 9.4(b) by TAL and that in addition to all other remedies available to Archipelago, Archipelago shall be entitled to seek an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including, without limitation, specific performance, and TAL shall not contest such relief on the basis that there is an adequate remedy at law for any such breach, violation or default, or such threatened breach, violation or default.

ARTICLE X

CONFIDENTIALITY

10.1                           DISCLOSURE OF CONFIDENTIAL INFORMATION.

(a)                                  The parties acknowledge that each party (in such capacity, a “Disclosing Party”) has disclosed or will disclose certain Confidential Information to the other and its Affiliates (in such capacity, a “Receiving Party”). For purposes hereof, and subject to the provisions of Section 10.2, the term “Confidential Information” means (i) the Software and Documentation, (ii) any information relating to the Disclosing Party or its Affiliates and designated in writing as confidential, proprietary or marked with words of like import, (iii) any information relating to the Disclosing Party or its Affiliates that is orally conveyed, if the Disclosing Party provides specific written notice that such oral communication shall be deemed Confidential Information and delivers such writing to the Receiving Party within ten (10) days of the oral conveyance and (iv) any information that the Receiving Party should know in its reasonable business judgment is the Confidential Information of the Disclosing Party.

(b)                                 The Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information and agrees not to reveal or disclose any Confidential Information for any purpose (except as permitted by the second immediately succeeding sentence) to any other Person who is not an employee, manager, consultant, member or Affiliate of the Receiving Party, or to use any Confidential Information for any purpose other than as contemplated hereby, in each case, without the prior written consent of the Disclosing Party. The Receiving Party agrees to maintain adequate security procedures and take reasonable precautions (no less rigorous than the Receiving Party takes with respect to its own comparable Confidential Information, but, in no event, less than due diligence and care) to prevent misuse, unauthorized or inadvertent disclosure or loss of the Confidential Information of the Disclosing Party. In the event that a Receiving Party wishes to disclose Confidential Information to one of its professional advisors, consultants, agents or business partners it may do so only if such third party agrees to abide by the terms of this Article X.

10.2                           EXCLUSIONS. Notwithstanding anything contained herein to the contrary, Confidential Information shall not include information which:

(a)                                  at or prior to the time of disclosure by the Disclosing Party was known to the Receiving Party other than by reason of unlawful appropriation by the Receiving Party.

(b)                                 at or after the time of disclosure by the Disclosing Party becomes generally available to the public through no act or omission on the Receiving Party’s part;

(c)                                  is developed by the Receiving Party independent of any Confidential Information it receives from the Disclosing Party;

(d)                                 is received by the Receiving Party from a third party not known by the Receiving Party not to be free to make such disclosure without breach of any legal obligation; or

(e)                                  is required to be disclosed pursuant to any statute, regulation, order, subpoena or document discovery request, provided that prior written notice of such disclosure is furnished to the Disclosing Party as soon as practicable in order to afford the Disclosing Party an opportunity to seek a protective order (it being agreed that if the Disclosing Party is unable to obtain or does not seek a protective order and the Receiving Party is legally compelled to disclose such information, disclosure of such information may be made without liability).

10.3                           NOTIFICATION OF PROHIBITED USE OR DISCLOSURE. The Receiving Party shall notify the Disclosing Party promptly upon discovery of any prohibited use or disclosure of the Confidential Information, or any other breach of this Article by the Receiving Party, and shall fully cooperate with the Disclosing Party to help the Disclosing Party, to the extent practicable, regain possession of the Confidential Information and prevent the further prohibited use or disclosure of the Confidential Information.

10.4                           THIS SUPPORT AGREEMENT. The terms of this Support Agreement shall be deemed to be Confidential Information of both parties but may be disclosed by Archipelago to its permitted sublicensees and prospective sublicensees who agree to be bound by the confidentiality provisions of the Support Agreement.

ARTICLE XI

LIMITATION OF LIABILITY

11.1                           LIMITATION OF LIABILITY. Each party understands, acknowledges and agrees that neither party or any of its Affiliate, nor any partner, member, officer, director, manager, employee or agent of either party (collectively, the “TAL Persons” or the “Archipelago Persons,” as the case may be) shall have any liability arising out of or related to the provision of software, technology or Services pursuant to this Support Agreement, Archipelago’s use of the software, technology or Services provided under this Support Agreement or the results achieved by Archipelago’s use of such software, technology or Services, nor shall any TAL Person or Archipelago Person have any liability for any loss of profit, loss of business or other damage whatsoever arising or directly or indirectly from the provision of software, technology or Services pursuant to this Support agreement or the performance or non-performance by TAL or Archipelago (as the case may be) of its duties under this Support Agreement, or resulting directly or indirectly from any failure of or inadequacy or error made by TAL or

Archipelago (as the case may be), except to the extent caused by or resulting from the gross negligence, willful misconduct or unlawful acts of the other party or its members, managers, officers, employees or agents and to the extent provided for in Section 9.4(b). In no event shall TAL have liability to Archipelago for any loss or damage whatsoever resulting from any action taken by TAL at the express direction of any manager, member, director, officer, employee or agent of the Company (it being understood that any such manager, member, director or officer, employee or agent that is also a TAL Person or a manager of Archipelago designated by Virago Enterprises, L.L.C., TAL or TAL Persons shall not be deemed to be providing any direction as a manager, member, director, officer, employee or agent of Archipelago). Archipelago agrees that TAL’s liability for damages, if any, shall not in any event exceed the charges paid to TAL by the Company under this Support Agreement. No action, regardless of form, arising out of any software, technology or Services provided, or any transaction under, this Support Agreement may be brought by either party more than one year after the party bringing such action has knowledge or should reasonably have had knowledge of the occurrence or omission that would give rise to the cause of such action.

Notwithstanding any other provision of this Support Agreement, in no event shall either party or any of its Affiliates, or any TAL Person or Archipelago Person, be liable for any special, incidental, indirect, consequential or punitive damages of any kind, whether in tort (including negligence), contract or otherwise, whether or not that party or any of its Affiliates, or any TAL Person or any Archipelago Person, shall have been advised of or otherwise might have anticipated the possibility of such damages, and each party agrees not to seek such damages.

In any threatened, pending or completed action, suit or proceeding, TAL and each TAL Person shall be fully protected and indemnified and held harmless by Archipelago, and Archipelago and each Archipelago Person shall be fully protected and indemnified and held harmless by TAL, against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable attorneys’ fees, costs of investigation, fines, judgments and amounts paid in settlement, actually incurred by TAL or a TAL Person, or any Archipelago or an Archipelago Person (as the case may be), in connection with such action, suit or proceeding) arising out of or related to the provision of the software, technology or Services provided for under this Support Agreement, Archipelago’s use of the software, technology or Services provided under this Support Agreement, or the results achieved by Archipelago’s use of such software, technology or Services or with respect to any action or omission taken or suffered in good faith, to the extent such liabilities and losses result from the gross negligence, willful misconduct or unlawful acts of TAL or a TAL Person or of Archipelago or any Archipelago Person (as the case may be). The provisions of this Section 11.1 shall not apply with respect to any claims under the License Agreement, the License and Distribution Agreement, dated as of the Effective Date, between Archipelago and TAL, or the Townsend Analytics Assistance Agreement, dated as of the Effective Date, between Archipelago and TAL.

ARTICLE XII

MISCELLANEOUS

12.1                           TAXES. TAL will be responsible for paying, as and when due, any income taxes required to be paid in connection with the amounts payable to it under Section 5.1 and 9.4 and for any employer withholding taxes of TAL employees and TAL consultants.

12.2                           FEES. Archipelago shall be responsible for paying any and all fees and taxes, including, without limitation, any sales and use taxes, related to the use of the Software which may be charged or applied by the SEC, the NASD, or other regulatory and/or Governmental Bodies.

12.3                           WAIVER OF COMPLIANCE. Any failure of either party to comply with any obligation hereunder may be expressly waived in writing by the other party, but such waiver or failure to insist upon strict compliance with such obligation shall not operate as a waiver of, or estoppel with respect to, any subsequent failure.

12.4                           NOTICES. Any notice or other communication required or permitted hereunder shall be in writing, and shall have been sufficiently given if hand delivered, signature required, if sent by certified or registered mail, return receipt required, if sent by overnight delivery service, signature required, or if sent by telecopy and promptly confirmed by dispatching the hard copy by another permitted method of giving notice. Notice given by hand delivery, certified or registered mail or overnight delivery service shall be effective upon receipt of signature, and notice first given by telecopy shall be effective upon telephonic confirmation of receipt of the appropriate number of pages and dispatch of the hard copy. Notices or other communications shall be delivered or telecopied to the address or telecopy number set forth below (or to such other address or telecopy number as a party by notice to the other may provide):

If to Archipelago, to:

Archipelago Holdings, L.L.C.

100 South Wacker Drive, Suite 2060

Chicago, IL 60606

Fax:

Voice number for confirmation: 312-960-1314

Attention:  Chief Executive Officer

If to TAL, to:

Townsend Analytics; Ltd.

100 South Wacker Drive

Suite 2040

Chicago, Illinois 60606

Attention: President

12.5                           Consent to Jurisdiction. Each party consents specifically to the non-exclusive jurisdiction of the federal courts of the United States sitting in the Northern District of Illinois and the courts of the State of Illinois sitting in the County of Cook (and any court to which an appeal therefrom may be taken) for purposes of all legal proceedings arising out of or relating to this Support Agreement or the transactions contemplated hereby, and each party irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each party irrevocably waives its right to a trial by jury and consents that service of process may be effected by mail in accordance with the notice provisions contained in this Section 12.5.

12.6                           CAPTIONS. The Article and Section captions in this Support Agreement are inserted for convenience of reference only, do not constitute part of this Support Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

12.7                           COMPLETE AGREEMENT; AMENDMENTS. This Support Agreement (including the Exhibits and Schedules) contains, and is intended as, a complete statement of the arrangements between the parties with respect to its subject matter and supersedes all prior agreements between the parties with respect to those matters. This Support Agreement may not be amended, supplemented or modified except by written agreement executed by both parties.

12.8                           SEVERABILITY. If any term or clause of this Support Agreement is held to be illegal, invalid or unenforceable, the validity or enforceability of the remainder of this Support Agreement shall not be affected thereby. If any Governmental Body construes any term or clause of this Support Agreement to be unreasonable because of the duration of such term or clause, such Governmental Body shall have the power to reduce the duration of such term or clauses and to enforce such term or clause as so reduced.

12.9                           COUNTERPARTS. This Support Agreement may be executed in any number of counterparts, each such counterpart shall be an original instrument, and all such counterparts shall together constitute the same agreement.

12.10                     SURVIVAL. The following Sections shall survive termination of this Support Agreement: 4.1, 7.3 (according to its terms), 8.2, 9.4 (according to its terms), 10.1, 10.2, 11.1, 12.1, 12.2, 12.5, 12.10, 12.11, and 12.12.

12.11                     GOVERNING LAW. This Support Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without giving effect to the principles of conflicts of laws thereof.

12.12                     BINDING EFFECT: NO THIRD-PARTY BENEFICIARIES; ASSIGNMENT. This Support Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Support Agreement shall create or be deemed to create any rights in any Person other than TAL or members of Archipelago. Except as provided elsewhere in this Agreement, no party may assign any of its rights or delegate any of its duties under this Support Agreement without the prior written consent of the other (not to be unreasonably withheld or delayed).

12.13                     RELATIONSHIP OF THE PARTIES. There is no joint venture, partnership, agency or fiduciary relationship existing between the parties and the parties do not intend to create any such relationship by this Support Agreement. This Section 12.13 shall survive the termination of this Support Agreement for any reason.

12.14                     NO BROKERS OR FINDERS. Archipelago and TAL respectively represent and warrant to the other that it has not employed or utilized the services of any broker or finder in connection with this Support Agreement or the transactions contemplated hereby.

12.15                     FORCE MAJEURE. Neither TAL nor any of its Affiliates, or Archipelago shall be liable or deemed to be in default under any provision of this Support Agreement for any delay or failure to perform under this Support Agreement (except for obligations to make payments hereunder) resulting directly or indirectly from any cause beyond the reasonable control of TAL, any Affiliates of TAL, or Archipelago (as the case may be), including, without limitation, Acts of God, war, fire, electrical failure, explosion, earthquake, flood, elements, governmental order or regulation, acts of public enemy, labor disputes, strikes, lockouts, supply shortages, equipment failures, malfunctions of software provided by third parties and other failures or delays or failures caused by third parties (including third party providers of services used in connection with the performance of this Support Agreement.)

IN WITNESS WHEREOF, the parties have executed this Support Agreement as of the date first above written.

ARCHIPELAGO HOLDINGS, L.L.C.

BY:	/S/ GERALD D. PUTNAM
PRINT NAME: GERALD D. PUTNAM
PRINT TITLE: CHIEF EXECUTIVE OFFICER

TOWNSEND ANALYTICS LTD.

BY:	/S/ STUART TOWNSEND
PRINT NAME: STUART TOWNSEND
PRINT TITLE: PRESIDENT